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                                                                     Exhibit 4.1

                               AMENDMENT NO. 2 TO
               AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

         THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this "Amendment") is made as of December 30, 2002, among World Omni Financial Corp., a Florida corporation ("World Omni"), and WODFI LLC, a Delaware limited liability company ("WODFI").

         World Omni, as seller, and WODFI, as buyer, are parties to the Amended and Restated Receivables Purchase Agreement, dated as of April 6, 2000, as amended August 11, 2000 (the "Receivables Purchase Agreement"). In order to make certain revisions to the procedures for removing Accounts and the transfer of Receivables under the Receivables Purchase Agreement, World Omni and WODFI have agreed to amend the Receivables Purchase Agreement in the manner set forth herein. Capitalized terms used herein but not otherwise defined have the meanings set forth in Appendix A to the Trust Sale and Servicing Agreement, dated as of April 6, 2000, as amended, among World Omni, as Servicer, WODFI, as Transferor, and World Omni Master Owner Trust, a Delaware statutory trust (the "Trust")

         1. Amendments to Section 2.1. Section 2.1 of the Receivables Purchase Agreement is hereby amended by deleting the last sentence of the fourth paragraph of Section 2.1 in its entirety and replacing it with the following:

   "The purchase price for the Receivables sold by World Omni to WODFI on any Addition Date or Transfer Date may be paid at the election of World Omni in the form of a deemed contribution of capital from World Omni to WODFI and, to the extent the purchase price is not paid in the form of a capital contribution, shall be paid in cash by WODFI on such Addition Date or Transfer Date."

         2. Amendments to Section 2.6. Section 2.6 of the Receivables Purchase Agreement is hereby amended by adding subsection (d) thereto as follows:

              "(d)   In addition to the provisions specified above, in the event that WODFI shall remove any Account or any Receivables or portions of Receivables from the Trust pursuant to the provisions of Section 2.7 or
   Section 2.8 of the Trust Sale and Servicing Agreement, (i) upon (A) satisfaction of the conditions for removal of such Account from the Trust and
   (B) the later of (1) the date such Account is removed from the Trust and (2) the fifth Business Day after written notice of such removal by WODFI to World Omni, which notice may be given prior to the date of the removal, such Account shall automatically and without other action by World Omni or WODFI be deemed a Removed Account, and upon the written request of the Servicer, WODFI shall deliver to World Omni a Reassignment with respect to such Account, and (ii) upon satisfaction of the conditions for removal of such Receivables or portions of Receivables, WODFI shall have the right to sell, transfer and assign all or any portion of such Receivables or portion of Receivables and all Collateral Security related thereto to any Person, including World Omni, provided that, in the reasonable belief of

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         WODFI, the sale price for such Receivables and related Collateral
         Security is equal to the fair value thereof and such sale will be on an "as is" basis without recourse to WODFI."

              3. Miscellaneous. This Amendment shall be construed in accordance with the laws of the State of New York, without reference to the principles of conflict of law thereof or of any other jurisdiction, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument. The provisions of this Amendment shall be deemed to be incorporated in, and made a part of, the Receivables Purchase Agreement; and the Receivables Purchase Agreement, as amended by this Amendment, shall be read, taken and construed as one and the same instrument.

                                    * * * * *

                                       -2-

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              IN WITNESS WHEREOF, the parties hereto have caused this Amendment
No. 2 to the Receivables Purchase Agreement to be duly executed by their respective officers as of the date first written above.

                               WORLD OMNI FINANCIAL CORP.
                               Seller


                               By  /s/ Art Mirandi
                                  -------------------------------
                               Title: Assistant Treasurer


                               WODFI LLC
                               Buyer


                               By  /s/ Art Mirandi
                                  -------------------------------
                               Title: Assistant Treasurer